As filed with the Securities and Exchange Commission on June 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	47-0898685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3980 Premier Drive High Point, North Carolina	27265
(Address of principal executive offices)	(Zip Code)

BNC BANCORP

2013 OMNIBUS STOCK INCENTIVE PLAN

(Full title of plan)

W. Swope Montgomery, Jr.

President and Chief Executive Officer

BNC Bancorp

3980 Premier Drive

High Point, North Carolina 27265

(Name and address of agent for service)

(336) 476-9200

(Telephone number, including area code, of agent of service)

______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☑ Accelerated filer
☐ Non-accelerated filer (Do not check if smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, no par value	1,500,000 shares	$10.61	$15,915,000	$2,171

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average ($10.61) of the high and low prices of the common stock of BNC Bancorp (the “Company”) as reported on the NASDAQ Capital Market on May 31, 2013.

PART I

Information required in the Section 10(a) Prospectus

ITEM 1. Plan Information.*

ITEM 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 18, 2013;
(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 10, 2013;
(c)	The Company’s Current Reports on Form 8-K filed with the Commission on January 24, 2013, February 11, 2013, April 15, 2013, April 30, 2013, May 6, 2013, May 23, 2013, and May 31, 2013;
(d)	Those portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 16, 2013 deemed incorporated by reference into the Company’s Annual Report on Form 10-K;
(e)	The description of the Company’s common stock contained in the Company’s Registration Statement on S-3 (File No. 333-182848) filed with the Commission on July 26, 2012 and any amendment or report filed for the purposes of updating such description; and
(f)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period referred to in (a), above.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  Description of Securities.

Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act (the “NCBCA”) contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article V of the Company’s Articles of Incorporation (the “Articles”) provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, the Company’s bylaws provide that any person who at any time serves or has served as a director or officer of the Company, or who, while serving as a director or officer of the Company, serves or has served at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, will have a right to be indemnified by the Company to the fullest extent permitted by law against liability and expenses arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. Expenses may be paid by the Company in advance of the final disposition or termination of a proceeding as described above as authorized by the Company’s board of directors, if the Company receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by the Company as provided in the bylaws. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of the Company’s board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, the Company has purchased a directors’ and officers’ liability insurance policy which will, subject to certain limitations, insure the Company’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors or officers while acting in their capacity as such.

The foregoing is only a general summary of certain aspects of the NCBCA and the Company’s bylaws and Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of the Company’s Articles and Article IX of the Company’s bylaws.

Federal banking law, which is applicable to the Company as a financial holding company and to the Company as an insured depository institution, limits the ability of the Company and its wholly owned subsidiary, the Bank of North Carolina (the “Bank”), to indemnify their directors and officers. Generally, subject to certain exceptions, neither the Company nor the Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the Company’s or the Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, the Company or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect the Company’s safety and soundness or the safety and soundness of the Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse the Company or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

(4)(i)	Articles of Incorporation, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the Commission on December 18, 2002.

(4)(ii)	Articles of Amendment dated May 22, 2012, incorporated by reference to Exhibit 3.4 to the Form S-4/A filed with the Commission on July 2, 2012.

(4)(iii)	Bylaws, incorporated by reference to Exhibit (3)(ii) to the Form 8-K filed with the SEC on December 18, 2002.
(4)(iv)	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the Commission on August 27, 2012.

(5)	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the legality of the securities being registered.

(23)(i)	Consent of Independent Registered Public Accounting Firm.

(23)(ii)	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

(24)	Powers of Attorney (included on the signature page).

(99)	BNC Bancorp 2013 Omnibus Stock Incentive Plan, incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on May 23, 2013.

ITEM 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina, on this 7th day of June, 2013.

BNC BANCORP

By:	/s/ W. Swope Montgomery, Jr.
Name: W. Swope Montgomery, Jr.
Title: President and Chief Executive Officer

Each of the undersigned, being a director and/or officer of the Company, hereby nominates, constitutes and appoints David B. Spencer and Richard D. Callicutt II, or either of them severally, to be his or her true and lawful attorney-in-fact and agent and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Commission, a Registration Statement on Form S-8 (the “Registration Statement”) or other appropriate form relating to the issuance of certain shares of the common stock, no par value, of the Company in connection with the BNC Bancorp 2013 Omnibus Stock Incentive Plan, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act, and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of June 7, 2013.

/s/ W. Swope Montgomery, Jr. Name: W. Swope Montgomery, Jr. Title: President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ David B. Spencer Name: David B. Spencer Title: Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ James T. Bolt, Jr. Name: James T. Bolt, Jr. Title: Director	/s/ Larry L. Callahan Name: Larry L. Callahan Title: Director
/s/ Richard D. Callicutt II Name: Richard D. Callicutt II Title: Director	/s/ Joseph M. Coltrane, Jr. Name: Joseph M. Coltrane, Jr. Title: Director
/s/ Charles T. Hagan III Name: Charles T. Hagan III Title: Director	/s/ Elaine M. Lyerly Name: Elaine M. Lyerly Title: Director
/s/ Lenin J. Peters, M.D. Name: Lenin J. Peters, M.D. Title: Director	/s/ John S. Ramsey, Jr. Name: John S. Ramsey, Jr. Title: Director
/s/ Thomas R. Sloan Name: Thomas R. Sloan Title: Director	/s/ Thomas R. Smith, CPA Name: Thomas R. Smith, CPA Title: Director
/s/ Robert A. Team, Jr. Name: Robert A. Team, Jr. Title: Director	/s/ G. Kennedy Thompson Name: G. Kennedy Thompson Title: Director
/s/ D. Vann Williford Name: D. Vann Williford Title: Director	/s/ Richard F. Wood Name: Richard F. Wood Title: Director

EXHIBIT INDEX

Exhibit No.	Description

(4)(i)	Articles of Incorporation, incorporated by reference to Exhibit (3)(i) to the Form 8-K filed with the Commission on December 18, 2002.

(4)(ii)	Articles of Amendment dated May 22, 2012, incorporated by reference to Exhibit 3.4 to the Form S-4/A filed with the Commission on July 2, 2012.

(4)(iii)	Bylaws, incorporated by reference to Exhibit (3)(ii) to the Form 8-K filed with the SEC on December 18, 2002.

(4)(iv)	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Form 8-K filed with the Commission on August 27, 2012.

(5)	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the legality of the securities being registered.

(23)(i)	Consent of Independent Registered Public Accounting Firm.

(23)(ii)	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

(24)	Powers of Attorney (included on the signature page).

(99)	BNC Bancorp 2013 Omnibus Stock Incentive Plan, incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on May 23, 2013.